Exhibit 16.1
June 7, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Prologis, Inc. (formerly AMB Property Corporation) and Prologis, L.P. (formerly AMB Property, L.P.) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Prologis, Inc. (formerly AMB Property Corporation) and Prologis, L.P. (formerly AMB Property, L.P.) dated June 2, 2011. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111
T: (415) 498 5000, F: (415) 498 7100, www.pwc.com/us